UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

SunPower Corporation

(Exact name of registrant as specified in its charter)

001-34166

(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134

(Address of principal executive offices, with zip code)

(408) 240-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on November 3, 2011, Dennis Arriola, Executive Vice President and Chief Financial Officer of SunPower Corporation (the “Company”), has communicated his intention to leave the Company in March 2012. On December 21, 2011, the Compensation Committee approved, and on December 23, 2011 the Company entered into, an Amended and Restated Employment Agreement with Mr. Arriola (the “Amended Employment Agreement”) that amends the Company’s prior employment agreement with Mr. Arriola. The Amended Employment Agreement provides for the following compensation to be paid to Mr. Arriola in connection with and upon his expected departure on March 5, 2012: (1) a lump-sum payment of approximately $660,000, equivalent to 18 months of Mr. Arriola’s base salary; (2) a lump-sum payment of approximately $396,000, equivalent to his target bonus, which is 90% of base salary; (3) continuation of his and his eligible dependents’ coverage under the Company’s benefit plans for up to 12 months; (4) a lump-sum payment equivalent to his earned and unpaid base salary and paid time off earned but unpaid through the date of his departure from the Company; and (5) until the year after the last year of his coverage under the Company’s benefit plans, an annual make-up payment for taxes incurred in connection with the benefit plans’ coverage. In addition, prior to Mr. Arriola’s departure, the Company will pay him all earned and unpaid amounts owed under the terms of the cash bonus programs in which he participated during fiscal year 2011. Mr. Arriola will not participate further in the Company’s equity incentive programs, other than in the vesting of equity incentive awards granted to him prior to the date of the Amended Employment Agreement until his departure date.

The foregoing description is a summary only and is qualified in its entirety by reference to the full text of the Amended Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated as of December 23, 2011, by and between SunPower Corporation and Dennis Arriola.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: December 23, 2011
	By:	/s/ Thomas H. Werner
	Name:	Thomas H. Werner
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

10.1	Amended and Restated Employment Agreement, dated as of December 23, 2011, by and between SunPower Corporation and Dennis Arriola.